UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 1, 2026
Dream Finders Homes, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39916	85-2983036
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14701 Phillips Highway, Suite 300 Jacksonville , Florida	32256
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (904) 644-7670
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	DFH	NYSE
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 1, 2026, Dream Finders Homes, Inc. (the “Company”) announced the appointment of Clint Szubinski as the Chief Operating Officer (“COO”) of the Company, effective immediately.
Prior to his appointment to COO, Mr. Szubinski, age 50, served as the Company’s National Senior Vice President since May 2026. Before joining the Company, Mr. Szubinski held a number of senior leadership positions with U.S. public homebuilders. Most recently, he served as Chief Operating Officer and Executive Vice President of Meritage Homes Corporation from January 2021 to May 2025, and as East Region President of Meritage Homes Corporation from 2018 to 2020. Mr. Szubinski also served in senior management roles at K. Hovnanian and CalAtlantic. Earlier in his career, Mr. Szubinski served as Florida Region President and Orlando Division President at Meritage Homes Corporation, and as Gulf Coast Division President at KB Home. He began his homebuilding career with Centex, working in land acquisition and entitlement.
In connection with his appointment to COO, the Company and Mr. Szubinski entered into an employment agreement dated June 1, 2026 (the “Agreement”) whereby he will be employed on an at-will basis until the Agreement is terminated by either party. The Agreement provides for a base salary of $800,000, annual bonus opportunities and a one-time signing bonus consisting of an award of restricted stock valued at $6,000,000, vesting annually over three years pursuant to the Company’s 2021 Equity Incentive Plan and the Company’s standard form restricted stock award agreement. In the event the Agreement is terminated by the Company during the first three years for any reason other than for Cause (as defined in the Agreement), Mr. Szubinski shall be entitled to receive severance consisting of 12 months of base salary for the calendar year which shall be paid in the ordinary course of the Company’s payroll over such 12-month period (and not in a lump sum), the continued vesting of the restricted stock constituting the signing bonus and the cash portion of any bonus for the year of termination, which shall be payable in three equal annual installments. In the event of a termination due to death, Disability (as defined in the Agreement) or a Change of Control (as defined in the Agreement), he shall be entitled to receive an amount equal to 12 months of base salary for the calendar year which shall be paid in the ordinary course of the Company’s payroll over such 12-month period (and not in a lump sum), and any Accrued Unpaid Bonus (as defined in the Agreement) (including any unvested or unpaid signing bonus which shall accelerate and fully vest automatically) which shall vest and be paid pursuant to the applicable Accrued Unpaid Bonus vesting and payment schedule (and not in a lump sum), with the exception of a Change of Control for any Bonus RSA (as defined in the Agreement). With respect to a Change of Control, Mr. Szubinski shall also receive an automatic acceleration and full vesting of all unvested shares subject to any Bonus RSA. All severance benefits are subject to execution of an effective general release of claims in the Company’s favor. The foregoing summary of the employment agreement is not complete and is qualified in its entirety by reference to the employment agreement filed herewith as Exhibit 10.1 and incorporated by reference herein.
There are no arrangements or understandings between Mr. Szubinski and any other person pursuant to which Mr. Szubinski was appointed to COO of the Company. There are no family relationships between Mr. Szubinski and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Item 7.01. Regulation FD Disclosure.
On June 1, 2026, the Company issued a press release announcing the appointment of Clint Szubinski as the COO of the Company. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.
None of the information furnished in Item 7.01 or the accompanying Exhibit 99.1 will be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of such section, nor will such information be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.
Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Number	Description
10.1	Employment Agreement with Clint Szubinski dated June 1, 2026
99.1	Press Release dated June 1, 2026
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DREAM FINDERS HOMES, INC.

Date: June 5, 2026	By:	/s/ Robert E. Riva
Robert E. Riva
Vice President, General Counsel and Corporate Secretary